Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Stein Mart, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-148007, 333-160248, 333-181933) on Forms S-8 of Stein Mart, Inc. of our reports dated April 15, 2014, with respect to the consolidated balance sheet of Stein Mart, Inc. and subsidiary as of February 1, 2014 and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for the fiscal year ended February 1, 2014, and the effectiveness of internal control over financial reporting as of February 1, 2014, which reports appear in this 10-K.

Our report dated April 15, 2014 on the effectiveness of internal control over financial reporting as of February 1, 2014, expresses an opinion that Stein Mart, Inc. did not maintain effective internal control over financial reporting as of February 1, 2014 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to the design and effectiveness in the operation of controls that are intended to ensure that access to the retail management system and the related inventory data files was adequately restricted, has been identified and included in management’s assessment.

/s/ KPMG LLP

Jacksonville, FL

April 15, 2014

Certified Public Accountants